UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(b)
                               (Amendment No. 2)*


                       The Goodyear Tire & Rubber Company
                                (Name of Issuer)


                         Common Stock, without par value
                         (Title of Class of Securities)


                                    382550101
                                 (CUSIP Number)


                                January 31, 2005
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)

      [X] Rule 13d-1(c)

      [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 382550101                    13G                    Page 2 of 7 Pages
-----------------------                                       ------------------


--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Impala Asset Management LLC

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      State of Delaware

--------------------------------------------------------------------------------
              5.     SOLE VOTING POWER

                     0
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6.     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           9,853,400
    EACH      ------------------------------------------------------------------
  REPORTING   7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
              ------------------------------------------------------------------
              8.     SHARED DISPOSITIVE POWER

                     9,853,400
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9,853,400
--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                            [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.59%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (See Instructions)

      OO
--------------------------------------------------------------------------------

-----------------------                                       ------------------
CUSIP No. 382550101                    13G                    Page 3 of 7 Pages
-----------------------                                       ------------------


--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Robert J. Bishop

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
              5.     SOLE VOTING POWER

                     0
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6.     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           9,853,400
    EACH      ------------------------------------------------------------------
  REPORTING   7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
              ------------------------------------------------------------------
              8.     SHARED DISPOSITIVE POWER

                     9,853,400
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9,853,400
--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                            [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.59%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (See Instructions)

      IN
--------------------------------------------------------------------------------

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CUSIP No.                               13G                   Page 4 of 7 Pages
-----------------------                                       ------------------


Item 1(a).         Name of Issuer.
                   The Goodyear Tire and Rubber Company

Item 1(b).         Address of Issuer's Principal Executive Offices.

                   1144 East Market Street
                   Akron, OH 44316-0001

Item 2(a).-(c).    Name of Person Filing.

                   Impala Asset Management LLC
                   134 Main Street
                   New Canaan, CT 06840

                   Citizenship.  Delaware

                   Robert J. Bishop
                   134 Main Street
                   New Canaan, CT 06840

                   Citizenship.  United States.

Item 2(d).         Title of Class of Securities.
                   Common Shares without par value

Item 2(e).         Cusip Number. 382550101

Item 3. If This Statement is Filed Pursuant to Rule 13-d-1(b), or 13(d)-2(b) or (c), Check Whether the Person Filing is a:

    (a) [ ]  Broker or dealer registered under Section 15 of the Exchange Act.

    (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c) [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange
             Act.

    (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

    (e) [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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CUSIP No.                             13G                     Page 5 of 7 Pages
-----------------------                                       ------------------


Item 4.            Ownership.

                   The information in items 1 and 5 through 11 on the cover pages (pp2-3) on Schedule 13G is hereby incorporated by reference.

Item 5.            Ownership of Five Percent or Less of a Class.

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.            Ownership of More Than Five Percent on Behalf of Another
                   Person.

                   Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                   Not Applicable.

Item 8.            Identification and Classifciation of Members of the Group.

                   See Exhibit A.

Item 9.            Notice of Dissolution of Group.

                   Not Applicable

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CUSIP No.                             13G                     Page 6 of 7 Pages
-----------------------                                       ------------------

Item 10.           Certifications.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 6, 2006


                                  Impala Asset Management LLC



                                    By: /s/ Thomas Sullivan
                                        ---------------------------------------
                                        Name:  Thomas Sullivan
                                        Title: Chief Financial Officer


                                        /s/ Robert J. Bishop
                                        ---------------------------------------
                                               Robert J. Bishop

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CUSIP No.                             13G                     Page 7 of 7 Pages
-----------------------                                       ------------------

                                                                       Exhibit A

                             Members of Filing Group

Impala Asset Management Group LLC

Robert J. Bishop

Impala Fund LP

Impala Fund Ltd.